UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2008

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2008, Vonage Holdings Corp. (the “Company”) entered into definitive agreements (collectively, the “Credit Documentation”) for a financing consisting of (i) a $130.3 million senior secured first lien credit facility (the “First Lien Senior Facility”), (ii) a $72.0 million senior secured second lien credit facility (the “Second Lien Senior Facility”) and (iii) the sale of $18.0 million of the Company’s 20% senior secured third lien notes due 2015 (the “Convertible Notes” and, together with the First Lien Senior Facility and the Second Lien Senior Facility, the “Financing”). Funding of the Financing is subject to the fulfillment of the conditions precedent specified below, and is currently scheduled for November.

The co-borrowers under the Financing will be the Company and Vonage America Inc., its wholly owned subsidiary. Obligations under the Financing will be guaranteed, fully and unconditionally, by the Company’s other U.S. subsidiaries (together with the borrowers, the “Credit Parties”), and may in the future be guaranteed by Vonage Limited, a United Kingdom subsidiary of the Company.

The lenders under the First Lien Senior Facility and the Second Lien Senior Facility and the purchasers of the Convertible Notes will be Silver Point Finance, LLC (“Silver Point”), certain of its affiliates, other third parties and affiliates of the Company. The Company and its financial advisor approached a limited number of qualified institutional buyers and institutional accredited investors, including holders of the Company’s existing convertible notes. Parties were not permitted to participate in the purchase of Convertible Notes unless they or one of their affiliates also agreed to be a lender in the First Lien Senior Facility or the Second Lien Senior Facility.

The following descriptions summarize the material terms of the Financing as provided in the Credit Documentation.

First Lien Senior Facility

The loans under the First Lien Senior Facility will mature in October 2013. The loans under the First Lien Senior Facility will be issued at an original issuance discount of $7.2 million. Principal amounts under the First Lien Senior Facility will be repayable in quarterly installments of approximately $0.3 million for each quarter ending December 31, 2008 through September 30, 2011 and approximately $3.3 million for each quarter ending December 31, 2011 through September 30, 2013, with the balance due in October 2013.

Amounts under the First Lien Senior Facility, at the Company’s option, will bear interest at:

•

the greater of 4.00% and LIBOR plus, in either case, 12.00%, payable on the last day of each relevant interest period or, if the interest period is longer than three months, each day that is three months after the first day of the interest period and the last day of such interest period, or

•

the greater of 6.75% and the higher of (i) the rate quoted in The Wall Street Journal, Money Rates Section as the Prime Rate as in effect from time to time and (ii) the federal funds effective rate from time to time plus 0.50% plus, in either case, 11.00%, payable on the last day of each month in arrears.

Certain events could trigger prepayment obligations under the First Lien Senior Facility. If the Company has more than $75 million of specified unrestricted cash in any quarter after January 1, 2009, it may be obligated to prepay without premium certain amounts. To the extent the Company obtains proceeds from asset sales, insurance/condemnation recoveries or extraordinary receipts, certain prepayments may be required that will be subject to a premium of 8% in year 1, 7% in year 2, 6% in year 3, 5% in year 4 and 3% in the first 10 months of year 5 and no premium thereafter. In addition, any voluntary prepayments or any mandatory prepayments that may be required from proceeds of debt and equity issuances will be subject to a make-whole during the first three years, and thereafter a premium of 5% in year 4 and 3% in the first 10 months of year 5, with the First Lien Senior Facility callable at par thereafter.

Second Lien Senior Facility

The loans under the Second Lien Senior Facility will mature in October 2015. Principal amounts under the Second Lien Senior Facility will be repayable in quarterly installments of $1.8 million commencing the later of: (i) the last day of the fiscal quarter after payment-in-full of amounts under the First Lien Senior Facility and (ii) December 31, 2012, with the balance due in October 2015. Amounts under the Second Lien Senior Facility will bear interest at 20% payable quarterly in arrears and payable in kind, or PIK, beginning December 31, 2008 until the third anniversary of the effective date and thereafter 20% payable quarterly in arrears in cash. If the First Lien Senior Facility has not been refinanced in full by the third anniversary of the effective date, then until such refinancing has occurred 70% of the interest due will be payable in cash with the balance payable in PIK.

After payment-in-full of amounts under the First Lien Senior Facility or in the event mandatory payments are waived by lenders under the First Lien Senior Facility, the Second Lien Senior Facility will be subject to prepayment obligations and premiums consistent with those for the First Lien Senior Facility. Voluntary prepayments for the Second Lien Senior Facility may be made at any time subject to a make-whole.

Convertible Notes

The Convertible Notes will mature in October 2015. Subject to conversion, repayment or repurchase of the Convertible Notes, amounts under the Convertible Notes will bear interest at 20% that accrues and compounds quarterly until October 30, 2011 at which time such accrued interest may be paid in cash. Any accrued interest not paid in cash on such date will continue to bear interest at 20% that accrues and compounds quarterly and is payable in cash on the maturity date of the Convertible Notes. After October 30, 2011, principal on Convertible Notes will bear interest at 20% payable quarterly in arrears in cash. However, if the First Lien Senior Facility has not been refinanced in full by October 31, 2011, then until such refinancing occurs, the cash interest will be capped at 14% with the balance of 6% accruing and compounding interest quarterly at 20%, to be paid in cash on the maturity date of the Convertible Notes.

Subject to specific limitations and the right of holders to convert prior to such time, the Company may cause the automatic conversion of the Convertible Notes into common stock on or after the third anniversary of the issue date. The amount of Convertible Notes that will be subject to the Company’s automatic conversion right will depend on the Company’s stock price: (i) if a 30-day volume-weighted average price of the Company’s common stock is greater than $3.00 per share, then not less than $12.0 million principal amount of the Convertible Notes must remain outstanding after the conversion, (ii) if a 30-day volume-weighted average price of the Company’s common stock is greater than $4.50 per share, then not less than $6.0 million principal amount of the Convertible Notes must remain outstanding after the conversion and (iii) if a 30-day volume-weighted average price of the Company’s common stock is greater than $6.00 per share, then the Company may cause the mandatory conversion of up to all of the then-outstanding Convertible Notes.

Subject to customary anti-dilution adjustments (including triggers upon the issuance of common stock below the market price of the common stock or the conversion price of the Convertible Notes), the Convertible Notes will be convertible into shares of common stock of the Company at a rate equal to 3,448.2759 shares for each $1,000 principal amount of Convertible Notes, or approximately $0.29 per share. A permanent increase in the conversion rate, resulting in the issuance of additional shares, may occur if a fundamental change occurs.

The issuance and sale of the Convertible Notes will not be registered under the Securities Act of 1933, and the Convertible Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Under a registration rights agreement, the Company has agreed to file a shelf registration statement with the Securities and Exchange Commission covering resale of the shares of common stock issuable upon conversion of the Convertible Notes and any shares of common stock held by Silver Point and its affiliates not later than the day after the date funding occurs under the Financing and to use reasonable best efforts to have the registration statement declared effective not later than 60 days after the date the Credit Documentation was executed. Customary additional amounts will be payable for failure to comply with the requirements of the registration rights agreement.

Security

Amounts borrowed under the Financing will be secured by substantially all of the assets of the Credit Parties. The collateral will secure the First Lien Senior Facility on a first lien basis, the Second Lien Senior Facility on a second lien basis and the Convertible Notes on a third lien basis, subject to an intercreditor agreement.

Commencing October 1, 2009, all specified unrestricted cash above $30 million, subject to certain adjustments, will be swept into a concentration account (the “Concentration Account”), and until the balance in the Concentration Account is at least equal to $30 million, the Company may not access or make any withdrawals from the Concentration Account. Thereafter, with limited exceptions, the Company will have the right to withdraw funds from the Concentration Account in excess of $30 million.

Other Terms and Conditions of the Financing

As a condition to the lenders’ obligation to fund, the Company must hold a stockholders meeting to obtain stockholder approval of, among other things, the potential issuance of shares of common stock upon the conversion of the Convertible Notes. The Company has obtained binding agreements from stockholders of the Company holding in aggregate sufficient votes for stockholder approval, the effect of which agreements is to ensure that such approval will be obtained when required. A special meeting of stockholders is currently scheduled for November 3, 2008, and the Company expects to fund the Financing as soon as practicable after the special meeting. In addition, the closing of the Financing is subject to a limited number of other conditions.

The Credit Documentation includes customary representations and warranties of the Credit Parties. In addition, Credit Documentation for the Financing contains affirmative and negative covenants that affect, and in many respects may significantly limit or prohibit, among other things, the Credit Parties’ ability to incur, prepay, refinance or modify indebtedness; enter into acquisitions, investments, sales, mergers, consolidations, liquidations and dissolutions; invest in foreign subsidiaries, repurchase and redeem stock; modify material contracts; engage in transactions with affiliates and 5% stockholders; change lines of business; and make marketing expenditures under contracts with a duration in excess of one year that exceed (i) $95 million until December 31, 2009 and (ii) for each quarter thereafter, an amount equal to 20% of consolidated pre-marketing operating income for the four quarters immediately preceding such quarter. Board approval must be obtained for any long-term commitment or series of related long-term commitments that would result in aggregate marketing expenditures by any of the Credit Parties of more than $25 million during the term of the Financing. In addition, the Company must comply with certain financial covenants, which include a total leverage ratio, senior lien leverage ratios, minimum consolidated adjusted EBITDA, a fixed charge coverage ratio, maximum consolidated capital expenditures, minimum consolidated liquidity and minimum consolidated pre-marketing operating income.

The Credit Documentation contains events of default that may permit acceleration of the debt under the Credit Documentation and a default interest rate of 3% above the interest rate which would otherwise be applicable. If an event of default has occurred, and the debt under the Financing becomes due and payable as a result, such payment will be subject to a make-whole (or the prepayment premium, if applicable to the First Lien Senior Facility in years 4 and 5) and, in the case of the Convertible Notes, liquidated damages payable in the form of shares of common stock for any loss of the option to convert in whole or in part. Conversion rights will continue to exist while the Convertible Notes are outstanding notwithstanding acceleration or maturity, including as a result of a voluntary or involuntary bankruptcy.

Silver Point is entitled to customary board observation rights so long as it beneficially owns at least $4 million of Convertible Notes or the equivalent number of shares of common stock of the Company based on the applicable conversion rate for the Convertible Notes then in effect. The written approval of Silver Point, as administrative agent, which may not be unreasonably withheld, is required for the Company to complete certain legal settlements.

Use of Proceeds

The Company will use the net proceeds of the Financing, plus cash on hand, to repurchase up to $253.5 million of its existing convertible notes (the “Existing Convertible Notes”) in a tender offer that the Company commenced on July 30, 2008, which is expected to expire on November 3, 2008, the date of the stockholder meeting. The Company estimates that it has incurred and will incur aggregate costs in connection with the Financing, including all fees and expenses, of between $28 million and $31 million.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this report is incorporated by reference.

Item 3.02 Unregistered Sale of Equity Securities.

Pursuant to a note purchase agreement (the “Note Purchase Agreement”) with Silver Point and other third party purchasers (the “Purchasers”), on October 19, 2008 the Company agreed to sell up to $18.0 million of the Convertible Notes to the Purchasers. The Company offered and will sell the Notes to the Purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The Company relied on this exemption from registration based in part on representations made by the Purchasers in the Note Purchase Agreement.

Additional information pertaining to the Convertible Notes is contained in Item 1.01 and is incorporated herein by reference.

Item 8.01 Other Events.

On October 20, 2008, the Company issued a press release announcing the execution of the Credit Documentation. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

99.1 Press Release issued by Vonage Holdings Corp. on October 20, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: October 20, 2008	By:	/s/ John S. Rego
John S. Rego
Executive Vice President, Chief Financial Officer and Treasurer